Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Fourth-Quarter and Full-Year Fiscal 2022 Results

Strong Net Sales and Profit Growth; Continued Market Share Gains in Independent Restaurants and Solid Performance in All Business Segments; Initiates Fiscal 2023 Guidance

Fourth-Quarter Fiscal 2022 Highlights

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Total case volume grew 17%
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Net sales increased 57% to $14.6 billion
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Gross profit improved 40% to $1.5 billion
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Net income increased 142% to $76.0 million
•
Adjusted EBITDA increased 69% to $357.1 million1
•
Diluted Earnings Per Share (“EPS”) increased 113% to $0.49
•
Adjusted Diluted EPS increased 91% to $1.071

Full-Year Fiscal 2022 Highlights

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Total case volume grew 29%
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Net sales increased 67% to $50.9 billion
•
Gross profit improved 49% to $5.3 billion
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Net income increased 176% to $112.5 million
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Adjusted EBITDA increased 63% to $1.0 billion1
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Diluted EPS increased 147% to $0.74
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Adjusted Diluted EPS increased 93% to $2.60 1

RICHMOND, Va. – Aug. 17, 2022 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its fourth-quarter and full-year fiscal 2022 business results.

“PFG closed out fiscal 2022 in a position of strength, with strong net sales and profit growth,” said George Holm, PFG’s Chairman & Chief Executive Officer. “Our focus on driving independent restaurant growth continues to improve our customer mix, producing better margins and high-quality earnings. Vistar has seen solid progress, as several important channels continue to recover and provide a tailwind to our financial results. In Convenience, we continue to bring on new accounts and win business through the strength of our combined organization. The integration of Core-Mark has progressed smoothly and remains on schedule. As a result of the positive momentum in all three business segments, today, we are able to provide strong financial guidance for fiscal 2023. We believe our business is well positioned to achieve our objectives and is equipped to succeed in the current operating environment.”

1
This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth-Quarter Fiscal 2022 Financial Summary

Total case volume increased 16.7% for the fourth quarter of fiscal 2022 compared to the prior year period. Total case volume included Core-Mark Holding Company, Inc. (“Core-Mark”) and a 3.0% decrease in organic independent cases. Excluding the impact of the 53rd week in fiscal 2021, total organic independent case volume increased 4.7% in the fourth quarter of fiscal 2022 compared to the prior year period.

Net sales for the fourth quarter of fiscal 2022 grew 56.8% to $14.6 billion compared to the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark and an increase in selling price per case as a result of inflation, partially offset by the 53rd week in fiscal year 2021. The acquisition of Core-Mark contributed $4.6 billion of net sales for the fourth quarter of fiscal 2022. Overall product cost inflation for the Company was approximately 13.6%. Net sales for the extra week in fiscal 2021 were approximately $664.6 million.

Gross profit for the fourth quarter of fiscal 2022 grew 39.8% to $1.5 billion compared to the prior year period. The gross profit increase was led by the acquisition of Core-Mark and an increase in gross profit per case in Foodservice driven by growth in the independent channel, partially offset by a $67.6 million increase in the last-in-first-out ("LIFO") inventory reserve and the 53rd week in fiscal 2021. The Core-Mark acquisition contributed gross profit of $269.1 million in the fourth quarter of fiscal 2022. The Company estimates gross profit for the extra week in fiscal 2021 was approximately $76.1 million.

Operating expenses rose 35.7% to $1.3 billion in the fourth quarter of fiscal 2022 compared to the prior year period. The increase in operating expenses was primarily due to the acquisition of Core-Mark, partially offset by the 53rd week in fiscal 2021. Core-Mark contributed $249.8 million of operating expenses in the fourth quarter of fiscal 2022, excluding depreciation and amortization. Operating expenses also increased as a result of an increase in personnel expenses, workers' compensation and automobile insurance expenses, and fuel expense due to higher fuel prices. In the fourth quarter of fiscal 2022, there was a $21.1 million decrease in temporary contract labor costs and associated travel expenses as the Company's use of temporary contract labor has normalized to a level consistent with historical usage. Depreciation and amortization increased $31.7 million primarily as a result of recent acquisitions. The Company estimates operating expenses for the 53rd week in fiscal 2021 were approximately $70.4 million.

Net income for the fourth quarter of fiscal 2022 increased 142.0% year-over-year to $76.0 million. The increase was primarily a result of the $72.2 million increase in operating profit, partially offset by a $27.7 million increase in income tax expense. The effective tax rate in the fourth quarter of fiscal 2022 was approximately 34.6% compared to 28.5% in the fourth quarter of fiscal 2021. The effective tax rate for the fourth quarter of fiscal 2022 differed from the prior year period due to the increase of non-deductible expenses as a percentage of book income and the decrease in deductible stock-based compensation as a percentage of book income.

EBITDA increased 65.1% to $287.5 million in the fourth quarter of fiscal 2022 compared to the prior year period. For the quarter, Adjusted EBITDA rose 69.3% to $357.1 million compared to the prior year period. Adjusted EBITDA for the extra week in the fourth quarter of fiscal 2021 was approximately $15.0 million.

Diluted EPS increased 113.0% to $0.49 per share in the fourth quarter of fiscal 2022 compared to the prior year period. Adjusted Diluted EPS increased 91.1% to $1.07 per share in the fourth quarter of fiscal 2022 compared to the prior year period.

Full-Year Fiscal 2022 Financial Summary

Total case volume increased 28.8% in fiscal 2022 compared to the prior year period. Total case volume included Core-Mark and an 11.8% increase in organic independent cases. Organic case volume increased 7.9% in fiscal 2022 compared to fiscal 2021. Excluding the impact of the 53rd week in fiscal 2021, organic case volume increased 10.3% in fiscal 2022 compared to the prior year.

Net sales for fiscal 2022 were $50.9 billion, an increase of 67.4% versus the prior year. The increase in net sales was primarily attributable to the acquisition of Core-Mark, an increase in selling price per case as a result of inflation, and the declining adverse effects of the novel coronavirus ("COVID-19") pandemic, which had a more significant adverse impact in the prior year, partially offset by the 53rd week in fiscal 2021. The acquisition of Core-Mark contributed $14.5 billion of net sales since the acquisition date. Overall cost of inflation for the Company was approximately 11.9%. Net sales for the extra week in fiscal 2021 were approximately $664.6 million.

Gross profit for fiscal 2022 increased 49.1% to $5.3 billion compared to the prior year. The gross profit increase was led by the acquisition of Core-Mark and an increase in gross profit per case in Foodservice driven by growth in the independent channel, partially offset by a $122.9 million increase in the LIFO inventory reserve and the 53rd week in fiscal 2021. The Core-Mark acquisition contributed gross profit of $846.5 million since the acquisition date. The Company estimates gross profit for the extra week in fiscal 2021 was approximately $76.1 million.

Operating expenses increased 48.3% to $4.9 billion in fiscal 2022 compared to the prior year. The increase in operating expenses was primarily due to the acquisition of Core-Mark, which contributed $761.8 million of operating expenses since the acquisition date. Operating expenses also increased as a result of an increase in case volume and the resulting impact on variable operational and selling expenses, as well as an increase in personnel expenses. The Company experienced a $81.2 million increase in temporary contract labor costs, including travel expenses associated with contract workers, compared to the prior year, as a result of the current labor market's impact on the Company's ability to hire and retain qualified labor. Additionally, the Company had increases in workers' compensation and automobile insurance expense, professional fees, stock-based compensation and fuel expense due to higher fuel prices compared to the prior year. Depreciation and amortization increased $123.9 million primarily as a result of recent acquisitions. These increases were partially offset by the operating expenses for the 53rd week in fiscal 2021, which were approximately $70.4 million.

Net income increased 176.4% to $112.5 million for fiscal 2022 compared to the prior year. The increase was primarily a result of the $126.7 million increase in operating profit and an increase in other income, partially offset by increases in interest expense and income tax expense. The effective tax rate in fiscal 2022 was approximately 32.7% compared to 25.6% in fiscal 2021. The effective tax rate differed from the prior year due to the increase of non-deductible expenses as a percentage of book income, including $4.2 million of tax related to non-deductible transaction cost incurred for acquisitions, and the decrease in deductible stock-based compensation as a percentage of book income. The effective tax rate for fiscal 2021 was impacted by a benefit from a federal net operating loss carryback to tax years with a statutory rate higher than the current statutory tax rate.

EBITDA increased 48.9% to $812.8 million in fiscal 2022 compared to the prior year. Adjusted EBITDA increased 63.1% to $1.0 billion compared to the prior year.

Diluted EPS increased 146.7% to $0.74 per share in fiscal 2022 compared to $0.30 for the prior year. Adjusted Diluted EPS increased 92.6% over the prior year to $2.60 per share in fiscal 2022.

Cash Flow and Capital Spending

In fiscal 2022, PFG provided $276.5 million in cash flow from operating activities compared to $64.6 million of cash flow provided by operating activities in the prior year. The increase in cash flows provided by operating activities in fiscal 2022 compared to fiscal 2021 was largely driven by higher operating income in fiscal 2022 and the fiscal 2021 payment of $117.3 million of contingent consideration related to the acquisition of Eby-Brown Company LLC, offset by fiscal 2021 net income tax refunds of $117.4 million. In addition, toward the end of fiscal 2022, the Company made investments in working capital, including advanced purchases of $220.3 million of tobacco related inventory to take advantage of preferred pricing and as a result of one of the Company's cigarette suppliers shutting down for a system conversion.

For fiscal 2022, PFG invested $215.5 million in capital expenditures, an increase of $26.7 million versus the prior year period. During fiscal 2022, PFG delivered positive free cash flow of $61.0 million compared to negative free cash flow of $124.2 million in the prior year.1

Fourth-Quarter Fiscal 2022 Segment Results

Foodservice

Fourth-quarter net sales for Foodservice increased 9.1% to $7.4 billion compared to the prior year period. This increase in net sales was driven by an increase in selling price per case as a result of inflation, partially offset by the 53rd week in fiscal 2021. Net sales for the 53rd week in fiscal 2021 were approximately $484.3 million. Overall product cost inflation for Foodservice was approximately 18.4% for the fourth quarter of fiscal 2022. Securing new and expanding business with independent customers resulted in organic independent case growth of approximately 4.7% for the fourth quarter of fiscal 2022 compared to the prior year period, excluding the 53rd week in fiscal 2021. For the fourth quarter of fiscal 2022, independent sales as a percentage of total segment sales were 39.5%.

Fourth-quarter EBITDA for Foodservice increased 21.6% to $254.3 million compared to the prior year period. Gross profit increased 11.0% in the fourth quarter of fiscal 2022 compared to the prior year period driven by a favorable shift in the mix of cases sold to independent customers, including more Performance Brands products sold to our independent customers, partially offset by gross profit of approximately $62.1 million for the 53rd week in fiscal 2021 and a $14.9 million increase to the LIFO inventory reserve. Operating expenses, excluding depreciation and amortization, for Foodservice increased 7.7% for the fourth quarter of fiscal 2022 compared to the prior year period as a result of an increase in fuel expense and operating expenses associated with a recent acquisition, partially offset by a decrease in temporary contract labor and the associated travel expenses.

Vistar

For the fourth quarter of fiscal 2022, net sales for Vistar increased 29.4% to $1.0 billion compared to the prior year period. This increase was driven primarily by the declining adverse effects of the COVID-19 pandemic on the channels Vistar serves, partially offset by the 53rd week in fiscal 2021. Net sales for the 53rd week in fiscal 2021 were approximately $57.2 million.

Fourth-quarter EBITDA for Vistar increased 64.4% to $65.1 million versus the prior year period. The increase was the result of a 33.5% increase in gross profit for the fourth quarter of fiscal 2022 compared to the prior year period, partially offset by a 20.3% increase in operating expenses and the 53rd week in fiscal 2021. The increase is gross profit was driven by a favorable shift in the channel mix, primarily related to the recovery in the theater channel, and an increase in procurement gains. Gross profit for the extra week in fiscal 2021 was approximately $9.4 million. Operating expenses increased primarily as a result of the increased sales volume described above, and the resulting impact on variable operational and selling expenses. Operating expenses also increased as a result of increases in personnel expense and fuel expense.

Convenience

Fourth-quarter net sales for Convenience increased 257.7% to $6.1 billion compared to the prior year period. Net sales related to cigarettes for the fourth quarter of fiscal 2022 was $3.8 billion, which includes $1.1 billion related to tobacco excise taxes, compared to net sales of cigarettes of $1.2 billion, which includes $332.2 million of tobacco excise taxes for the prior year period. The increase in net sales was primarily attributable to the acquisition of Core-Mark, which contributed $4.6 billion of net sales for the fourth quarter of fiscal 2022. Net sales also increased as a result of organic case growth, partially offset by net sales for the 53rd week in fiscal 2021 of approximately $122.7 million.

Fourth-quarter EBITDA for Convenience increased 348.1% to $32.0 million compared to the prior year period. Gross profit growth of 480.7% for the fourth quarter of fiscal 2022 compared to the prior year period was fueled by the Core-Mark acquisition, which contributed gross profit of $269.1 million in the fourth quarter of fiscal 2022. The increase in gross profit was partially offset by a $52.8 million increase in the LIFO inventory reserve and gross profit of approximately $4.2 million for the 53rd week in fiscal 2021. Operating expenses increased $237.5 million in the in the fourth quarter of fiscal 2022 compared to the prior year, primarily as a result of the Core-Mark acquisition, which contributed an additional $231.3 million of operating expenses, excluding depreciation and amortization.

Management Promotions

On August 10th, 2022, PFG announced the upcoming retirement of Executive Vice President & Chief Financial Officer Jim Hope and the transition of the Chief Financial Officer role to Patrick Hatcher, Vistar President & Chief Operating Officer, during the final quarter of calendar 2022.

In addition, the Company announced the promotion of Scott McPherson to PFG Executive Vice President and President & CEO of Convenience. With this promotion, Mr. McPherson will also provide executive oversight to the Vistar segment. He will continue to report to PFG President & Chief Operating Officer Craig Hoskins.

Fiscal 2023 Outlook

For the fiscal first quarter of 2023, PFG expects net sales to be in a range of $14.2 billion to $14.5 billion and Adjusted EBITDA to be in a range of $280 million to $300 million.

For the fiscal second quarter of 2023, PFG expects net sales to be in a range of $13.5 billion to $13.8 billion and Adjusted EBITDA to be in a range of $245 million to $265 million.

For the full fiscal year 2023, PFG expects net sales to be in a range of $56 billion to $58 billion and Adjusted EBITDA to be in a range of $1.15 billion to $1.25 billion.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, August 17, 2022, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations in the U.S. and parts of Canada. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; and big box retailers, theaters and convenience stores. PFG’s success as a Fortune 200 company is achieved through our more than 35,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, integration of our acquisition of Core-Mark and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended July 3, 2021 filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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economic factors, including inflation, negatively affecting consumer confidence and discretionary spending;
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the effects of health epidemics, including the ongoing COVID-19 pandemic;
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competition in our industry is intense, and we may not be able to compete successfully;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
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our profitability is directly affected by cost inflation and deflation and other factors;
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we do not have long-term contracts with certain of our customers;
•
group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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volatility of fuel prices and other transportation costs;
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our inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
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our inability to increase our sales in the highest margin portion of our business;
•
changes in pricing practices of our suppliers;
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our growth strategy may not achieve the anticipated results;
•
risks relating to acquisitions, including our inability to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•
environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and the effects of global warming;
•
our inability to comply with requirements imposed by applicable law or government regulations or substantial changes to governmental regulations, including increased regulation of electronic cigarette and other alternative nicotine products;

•
a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
•
if products we distribute are alleged to cause injury, or illness or fail to comply with governmental regulations, we may need to recall our products and may experience product liability claims;
•
our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•
costs and risks associated with a potential cybersecurity incident or other technology disruption;
•
product liability claims relating to the products we distribute and other litigation;
•
adverse judgments or settlements or unexpected outcomes in legal proceedings;
•
negative media exposure and other events that damage our reputation;
•
decrease in earnings from amortization charges associated with acquisitions;
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impact of uncollectibility of accounts receivable;
•
increases in excise taxes or reduction in credit terms by taxing jurisdictions;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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risks relating to our substantial outstanding indebtedness;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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risks related to the integration of Core-Mark, including:
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the possibility that the expected synergies and value creation from the acquisition will not be realized or will not be realized within the expected time period;
•
the risk that unexpected costs will be incurred in connection with the integration of Core-Mark or that the integration of Core-Mark will be more difficult or time consuming than expected;
•
disruption from the acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; and
•
the risk that the combined company may not be able to effectively manage its expanded operations.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended July 2, 2022	Three Months Ended July 3, 2021	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021
Net sales	$14,590.0	$9,304.4	$50,894.1	$30,398.9
Cost of goods sold	13,100.3	8,238.5	45,637.7	26,873.7
Gross profit	1,489.7	1,065.9	5,256.4	3,525.2
Operating expenses	1,336.9	985.3	4,929.0	3,324.5
Operating profit	152.8	80.6	327.4	200.7
Other expense, net:
Interest expense, net	47.8	38.4	182.9	152.4
Other, net	(11.2)	(1.7)	(22.6)	(6.4)
Other expense, net	36.6	36.7	160.3	146.0
Income before taxes	116.2	43.9	167.1	54.7
Income tax expense	40.2	12.5	54.6	14.0
Net income	$76.0	$31.4	$112.5	$40.7
Weighted-average common shares outstanding:
Basic	153.4	132.3	149.8	132.1
Diluted	155.0	134.0	151.3	133.4
Earnings per common share:
Basic	$0.50	$0.24	$0.75	$0.31
Diluted	$0.49	$0.23	$0.74	$0.30

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of July 2, 2022	As of July 3, 2021
ASSETS
Current assets:
Cash	$11.6	$11.1
Accounts receivable, less allowances of $54.2 and $42.6	2,307.4	1,580.0
Inventories, net	3,428.6	1,839.4
Income taxes receivable	34.0	49.6
Prepaid expenses and other current assets	240.4	100.3
Total current assets	6,022.0	3,580.4
Goodwill	2,279.2	1,354.7
Other intangible assets, net	1,195.6	796.4
Property, plant and equipment, net	2,134.5	1,589.6
Operating lease right-of-use assets	623.4	438.7
Restricted cash and other assets	123.3	85.9
Total assets	$12,378.0	$7,845.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$2,559.5	$1,776.5
Accrued expenses and other current liabilities	882.6	625.0
Finance lease obligations-current installments	79.9	48.7
Operating lease obligations-current installments	111.0	77.0
Total current liabilities	3,633.0	2,527.2
Long-term debt	3,908.8	2,240.5
Deferred income tax liability, net	424.3	140.4
Finance lease obligations, excluding current installments	366.7	255.0
Operating lease obligations, excluding current installments	530.8	378.0
Other long-term liabilities	214.9	198.5
Total liabilities	9,078.5	5,739.6
Total shareholders’ equity	3,299.5	2,106.1
Total liabilities and shareholders’ equity	$12,378.0	$7,845.7

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021
Cash flows from operating activities:
Net income	$112.5	$40.7
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	462.8	338.9
Provision for losses on accounts receivables	9.0	(23.8)
Change in LIFO Reserve	122.9	36.4
Other non-cash activities	57.4	63.0
Changes in operating assets and liabilities, net:
Accounts receivable	(195.1)	(296.5)
Inventories	(582.4)	(323.1)
Income taxes receivable	46.7	106.9
Prepaid expenses and other assets	(0.4)	(34.9)
Trade accounts payable and outstanding checks in excess of deposits	182.5	57.8
Accrued expenses and other liabilities	60.6	99.2
Net cash provided by operating activities	276.5	64.6
Cash flows from investing activities:
Purchases of property, plant and equipment	(215.5)	(188.8)
Net cash paid for acquisitions	(1,650.5)	(18.1)
Other	4.5	7.1
Net cash used in investing activities	(1,861.5)	(199.8)
Cash flows from financing activities:
Net borrowings (payments) under ABL Facility	1,019.7	(16.2)
Payment of Additional Junior Term Loan	—	(110.0)
Borrowing of Notes due 2029	1,000.0	—
Repayment of Notes due 2024	(350.0)	—
Cash paid for debt issuance, extinguishment and modifications	(25.0)	(0.1)
Payments under finance lease obligations	(72.1)	(37.9)
Cash paid for acquisitions	(6.9)	(136.4)
Proceeds from exercise of stock options and employee stock purchase plan	27.3	31.2
Cash paid for shares withheld to cover taxes	(11.4)	(4.2)
Other	(0.1)	(0.8)
Net cash provided by (used in) financing activities	1,581.5	(274.4)
Net decrease in cash and restricted cash	(3.5)	(409.6)
Cash and restricted cash, beginning of period	22.2	431.8
Cash and restricted cash, end of period	$18.7	$22.2

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of July 2, 2022	As of July 3, 2021
Cash	$11.6	$11.1
Restricted cash(1)	7.1	11.1
Total cash and restricted cash	$18.7	$22.2

(1)	Restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021
Cash paid (received) during the year for:
Interest	$152.4	$139.3
Income tax payments (refunds), net	8.7	(117.4)

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Diluted EPS and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indentures (other than certain pro forma adjustments permitted under our credit agreement and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indenture).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Free Cash Flow and Adjusted Diluted EPS is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
($ in millions, except share and per share data)	July 2, 2022	July 3, 2021	Change	%
Net income (GAAP)	$76.0	$31.4	$44.6	142.0
Interest expense, net	47.8	38.4	9.4	24.5
Income tax expense	40.2	12.5	27.7	221.6
Depreciation	76.5	55.5	21.0	37.8
Amortization of intangible assets	47.0	36.3	10.7	29.5
EBITDA (Non-GAAP)	287.5	174.1	113.4	65.1
Non-cash items (A)	76.9	33.8	43.1	127.5
Acquisition, integration & reorganization charges (B)	2.9	3.2	(0.3)	(9.4)
Productivity initiatives and other adjustment items (C)	(10.2)	(0.2)	(10.0)	(5,000.0)
Adjusted EBITDA (Non-GAAP)	$357.1	$210.9	$146.2	69.3

Diluted earnings per share (GAAP)	$0.49	$0.23	$0.26	113.0
Impact of amortization of intangible assets	0.30	0.27	0.03	11.1
Impact of non-cash items	0.50	0.25	0.25	100.0
Impact of acquisition, integration & reorganization charges	0.02	0.02	—	—
Impact of productivity initiatives and other adjustment items	(0.06)	—	(0.06)	NM
Tax impact of above adjustments	(0.18)	(0.21)	0.03	14.3
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.07	$0.56	$0.51	91.1

A.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $9.1 million and $6.1 million for the fourth quarter of fiscal 2022 and the fourth quarter of fiscal 2021, respectively. In addition, this includes an increase in the LIFO inventory reserve of $14.9 million for Foodservice and $52.8 million for Convenience for the fourth quarter of fiscal 2022 compared to an increase of $6.7 million for Foodservice and an increase of $20.4 million for Convenience for the fourth quarter of fiscal 2021.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by PFG's credit agreement and indentures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended
($ in millions, except share and per share data)	July 2, 2022	July 3, 2021	Change	%
Net income (GAAP)	$112.5	$40.7	$71.8	176.4
Interest expense, net	182.9	152.4	30.5	20.0
Income tax expense	54.6	14.0	40.6	290.0
Depreciation	279.7	213.9	65.8	30.8
Amortization of intangible assets	183.1	125.0	58.1	46.5
EBITDA (Non-GAAP)	812.8	546.0	266.8	48.9
Impact of non-cash items (A)	170.5	64.9	105.6	162.7
Impact of acquisition, integration & reorganization charges (B)	49.9	16.2	33.7	208.0
Impact of productivity initiatives and other adjustment items (C)	(13.4)	(1.8)	(11.6)	(644.4)
Adjusted EBITDA (Non-GAAP)	$1,019.8	$625.3	$394.5	63.1

Diluted earnings per share (GAAP)	$0.74	$0.30	$0.44	146.7
Impact of amortization of intangible assets	1.21	0.94	0.27	28.7
Impact of non-cash items	1.13	0.48	0.65	135.4
Impact of acquisition, integration & reorganization charges	0.33	0.12	0.21	175.0
Impact of productivity initiatives and other adjustment items	(0.09)	(0.01)	(0.08)	(800.0)
Tax impact of above adjustments	(0.72)	(0.48)	(0.24)	(50.0)
Adjusted Diluted Earnings per Share (Non-GAAP)	$2.60	$1.35	$1.25	92.6

A.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $44.0 million and $25.4 million for fiscal 2022 and fiscal 2021, respectively. In addition, this includes increases in the LIFO inventory reserve of $31.9 million for Foodservice and $91.0 million for Convenience for fiscal 2022 compared to increases of $11.8 million for Foodservice and $24.6 million for Convenience for fiscal 2021.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by PFG's credit agreement and indentures.

(In millions)	Fiscal year ended July 2, 2022	Fiscal year ended July 3, 2021
Net cash provided by operating activities (GAAP)	$276.5	$64.6
Purchases of property, plant and equipment	(215.5)	(188.8)
Free cash flow (Non-GAAP)	$61.0	$(124.2)

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 2, 2022
($ in millions)	Q1	Q2	Q3	Q4
Net income (GAAP)	$4.7	$8.4	$23.4	$76.0
Interest expense, net	44.0	45.2	45.9	47.8
Income tax expense	0.8	3.0	10.6	40.2
Depreciation	57.0	70.4	75.8	76.5
Amortization of intangible assets	41.7	46.1	48.3	47.0
EBITDA (Non-GAAP)	148.2	173.1	204.0	287.5
Impact of non-cash items (A)	(0.3)	61.0	32.9	76.9
Impact of acquisition, integration & reorganization charges (B)	32.8	4.5	9.7	2.9
Impact of productivity initiatives and other adjustment items (C)	3.0	2.5	(8.7)	(10.2)
Adjusted EBITDA (Non-GAAP)	$183.7	$241.1	$237.9	$357.1

Diluted earnings per share (GAAP)	$0.03	$0.05	$0.15	$0.49
Impact of amortization of intangible assets	0.30	0.30	0.31	0.30
Impact of non-cash items	—	0.39	0.21	0.50
Impact of acquisition, integration & reorganization charges	0.23	0.03	0.06	0.02
Impact of productivity initiatives and other adjustment items	0.02	0.02	(0.05)	(0.06)
Tax impact of above adjustments	(0.15)	(0.22)	(0.17)	(0.18)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.43	$0.57	$0.51	$1.07

A.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $10.0 million, $14.3 million, $10.6 million, and $9.1 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes increases (decreases) in the LIFO inventory reserve of $5.7 million, $8.2 million, $3.1 million, and $14.9 million for Foodservice and ($17.0) million, $37.3 million, $17.9 million, and $52.8 million for Convenience for Q1, Q2, Q3, and Q4, respectively.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by PFG's credit agreement and indentures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Fiscal year ended July 3, 2021
($ in millions)	Q1	Q2	Q3	Q4
Net (loss) income (GAAP)	$(0.7)	$17.6	$(7.6)	$31.4
Interest expense, net	38.8	38.1	37.1	38.4
Income tax (benefit) expense	(1.3)	7.3	(4.5)	12.5
Depreciation	52.8	54.9	50.7	55.5
Amortization of intangible assets	29.3	29.3	30.1	36.3
EBITDA (Non-GAAP)	118.9	147.2	105.8	174.1
Impact of non-cash items (A)	11.0	7.1	13.0	33.8
Impact of acquisition, integration & reorganization charges (B)	4.5	4.9	3.6	3.2
Impact of productivity initiatives and other adjustment items (C)	0.8	(1.2)	(1.2)	(0.2)
Adjusted EBITDA (Non-GAAP)	$135.2	$158.0	$121.2	$210.9

Diluted (loss) earnings per share (GAAP)	$(0.01)	$0.13	$(0.06)	$0.23
Impact of amortization of intangible assets	0.22	0.22	0.22	0.27
Impact of non-cash items	0.08	0.05	0.10	0.25
Impact of acquisition, integration & reorganization charges	0.04	0.04	0.03	0.02
Impact of productivity initiatives and other adjustment items	0.01	(0.01)	(0.01)	—
Tax impact of adjustments	(0.09)	(0.08)	(0.09)	(0.21)
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.25	$0.35	$0.19	$0.56

A.
Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.7 million, $7.6 million, $7.0 million, and $6.1 million for Q1, Q2, Q3, and Q4, respectively. In addition, this includes increases (decreases) in the LIFO inventory reserve of $5.1 million, $2.3 million, ($2.3) million, and $6.7 million for Foodservice and $3.6 million, ($3.1) million, $3.7 million, and $20.4 million for Vistar for Q1, Q2, Q3, and Q4, respectively.
B.
Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.
Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, insurance proceeds, and other adjustments permitted by PFG's credit agreement and indentures.

Segment Results

In the second quarter of fiscal 2022, the Company changed its operating segments to reflect the manner in which the business is managed. Based on the Company’s organization structure and how the Company’s management reviews operating results and makes decisions about resource allocation, the Company now has three reportable segments: Foodservice, Vistar, and Convenience.

Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense. Beginning in the second quarter of fiscal 2022, this also includes the operating results from certain recent acquisitions.

The presentation and amounts for the three months and full fiscal year ended July 3, 2021 have been restated to reflect the segment changes described above.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	July 2, 2022	July 3, 2021	Change	%
Foodservice	$7,397.9	$6,779.7	$618.2	9.1
Vistar	1,035.8	800.5	235.3	29.4
Convenience	6,147.5	1,718.4	4,429.1	257.7
Corporate & All Other	149.8	129.5	20.3	15.7
Intersegment Eliminations	(141.0)	(123.7)	(17.3)	(14.0)
Total net sales	$14,590.0	$9,304.4	$5,285.6	56.8

	Fiscal year ended
	July 2, 2022	July 3, 2021	Change	%
Foodservice	$26,579.2	$21,890.0	$4,689.2	21.4
Vistar	3,681.8	2,539.6	1,142.2	45.0
Convenience	20,603.3	5,946.8	14,656.5	246.5
Corporate & All Other	526.5	428.6	97.9	22.8
Intersegment Eliminations	(496.7)	(406.1)	(90.6)	(22.3)
Total net sales	$50,894.1	$30,398.9	$20,495.2	67.4

EBITDA

	Three Months Ended
	July 2, 2022	July 3, 2021	Change	%
Foodservice	$254.3	$209.1	$45.2	21.6
Vistar	65.1	39.6	25.5	64.4
Convenience	32.0	(12.9)	44.9	348.1
Corporate & All Other	(63.9)	(61.7)	(2.2)	(3.6)
Total EBITDA	$287.5	$174.1	$113.4	65.1

	Fiscal year ended
	July 2, 2022	July 3, 2021	Change	%
Foodservice	$741.8	$658.9	$82.9	12.6
Vistar	192.0	81.6	110.4	135.3
Convenience	151.4	12.1	139.3	1,151.2
Corporate & All Other	(272.4)	(206.6)	(65.8)	(31.8)
Total EBITDA	$812.8	$546.0	$266.8	48.9